EXHIBIT 99.2

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

INTRODUCTORY NOTE

The following unaudited pro forma combined condensed consolidated financial information gives effect to the acquisition by Digital Theater Systems, Inc. (“DTS”) of all of the outstanding shares of Lowry Digital Images, Inc. (“LDI”). The unaudited pro forma combined condensed consolidated balance sheet is based on the historical balance sheets of DTS and LDI at December 31, 2004, and has been prepared to reflect the acquisition as if the acquisition of all of the outstanding shares of LDI had been consummated on December 31, 2004. The unaudited pro forma combined condensed consolidated statements of operations combine the results of operations of DTS and LDI for the year ended December 31, 2004 as if the acquisition had occurred on January 1, 2004.

The unaudited pro forma combined condensed consolidated financial information has been prepared from, and should be read in conjunction with, the respective historical consolidated financial statements of DTS and LDI. DTS’ historical consolidated financial statements for the year ended December 31, 2004 can be found in DTS’ Annual Report on Form 10-K filed on March 15, 2005. LDI’s historical financial statements as of December 31, 2004 and for the year then ended and as of December 31, 2004 are included in this Form 8-K/A filing.

The pro forma adjustments in Note 2 are based upon preliminary estimates and available information. Final purchase accounting adjustments may differ from the pro forma adjustments presented. The unaudited pro forma combined condensed consolidated financial information is not intended to represent what DTS’ financial position is or results of operations would have been if the acquisition had occurred on those dates or to project DTS’ financial position or results of operations for any future period. Since DTS and LDI were not under common control or management for any period presented, the unaudited pro forma combined condensed consolidated financial results may not be comparable to, or indicative of, future performance.

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet

(in thousands)

			Pro Forma
	DTS	LDI	Adjustments		Pro Forma
	December 31, 2004	December 31, 2004	(note 2)		Combined
ASSETS
Current assets:
Cash and cash equivalents	$21,271	$—	$(9,642	)(a)	$11,629
Short-term investments	93,040	—	—		93,040
Accounts receivable, net	4,649	203	—		4,852
Inventories	3,669	—	—		3,669
Deferred costs	—	915	(915	)(d)	—
Deferred tax assets	9,144	—	1,441	(k)	10,585
Prepaid expenses and other	3,723	12	(1,548	)(c), (f)	2,187
Total current assets	135,496	1,130	(10,664)		125,962
Long-term investments	2,657	—	—		2,657
Property and equipment, net	3,539	1,095	—		4,634
Goodwill	—	—	3,805	(b)	3,805
Intangible assets, net	1,779	—	10,900	(b)	12,679
Other assets	1,218	78	—		1,296
Total assets	$144,689	$2,303	$4,041		$151,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,716	$941	—		$4,657
Accrued expenses	5,688	1,326	447	(c), (e)	7,461
Notes payable	—	1,629	(1,261	)(f)	368
Current portion of capital leases	—	105	—		105
Deferred revenue	519	1,843	(915	)(d)	1,447
Total current liabilities	9,923	5,844	(1,729)		14,038

Capital leases	—	88	—		88
Deferred tax liability	—	—	4,441	(j)	4,441

Stockholders’ equity:
Common stock and additional paid-in capital	121,433	1,062	(1,062	)(g)	121,433
Retained earnings	13,333	(4,691)	2,391	(b), (g)	11,033
Total stockholders’ equity	134,766	(3,629)	1,329		132,466

Total liabilities and stockholders’ equity	$144,689	$2,303	$4,041		$151,033

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations

(in thousands)

	DTS Year Ended December 31, 2004	LDI Year Ended December 31, 2004	Pro Forma Adjustments (note 2)		Pro Forma Combined
Revenues	$61,431	$5,025	$—		$66,456
Cost of goods sold	16,162	3,910	977	(i)	21,049
Gross profit	45,269	1,115	(977)		45,407
Operating expenses:
Selling, general and administrative	27,644	2,301	(150)	(l)	29,795
Research and development	6,131	617	—		6,748
Amortization acquired intangibles	—	—	333	(i)	333
Total operating expenses	33,775	2,918	183		36,876
Income from operations	11,494	(1,803)	(1,160)		8,531
Other income (expense), net	4,017	(82)	(125)	(a)	3,810
Income (loss) before provision for income taxes	15,511	(1,885)	(1,285)		12,341
Provision for income taxes	5,535	1	(1,234)	(h)	4,302
Net income (loss) attributable to common stockholders	$9,976	$(1,886)	$(51)		$8,039

Net income per share:
Basic	$0.59				$0.48
Diluted	$0.55				$0.44
Weighted average shares used to compute net income attributable to common stockholders per common share:
Basic	16,865,805				16,865,805
Diluted	18,143,114				18,143,114

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note 1—PRELIMINARY PURCHASE PRICE

The unaudited pro forma combined condensed consolidated financial information reflect an estimated purchase price of approximately $12.0 million for all of the outstanding shares of LDI. The estimated total purchase price for the acquisition of all of the outstanding shares of LDI is as follows (in thousands):

Cash	$9,642
Bridge loan, including interest	1,261
Estimated direct acquisition costs	1,300

Total estimated purchase price	$12,203

The final purchase price is dependent on the actual direct acquisition costs and shares issued, if any, as further discussed below. The purchase method of accounting, the total estimated purchase price is allocated to LDI’s net tangible and intangible assets based on their estimated fair value as of the date of completion of the acquisition. Based on the estimated purchase price and the preliminary valuation, the preliminary purchase price allocation, which is subject to change based on DTS’ final analysis, is as follows (in thousands):

Accounts receivable	$203
Tangible assets	1,095
Other assets	90
Amortizable intangible assets:
Existing technology	10,200
Non compete	400
Backlog	100
Tradename	200
In process research and development	2,300
Goodwill	3,805

Total assets acquired	18,393
Liabilities assumed, including deferred revenue	(3,190)
Net deferred tax liability for acquired intangibles and purchase accounting	(3,000)

Net assets acquired	$12,203

A preliminary estimate of $10.9 million has been allocated to amortizable intangible assets consisting of existing technology, non compete, backlog, and tradenames with useful lives of between one and eleven years.

A preliminary estimate of $3.8 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair market value of the net tangible and amortizable intangible assets acquired. Goodwill will not be amortized and will be tested for impairment at least annually. The preliminary purchase price allocation for LDI is subject to revision as more detailed analysis is completed and additional information on the fair values of LDI’s assets and liabilities become available.

Any change in the fair value of the net assets of LDI will change the amount of the purchase price allocable to goodwill. Final purchase accounting adjustments may therefore differ materially from the proforma adjustments presented here.

The former shareholders of LDI are entitled to receive shares of DTS common stock if certain gross profit targets in 2005 and/or 2006 are met. In the event that the targets are met in full, an aggregate of up to 857,213 shares of DTS common stock will be issued. The value of these shares will be accounted for as an addition to goodwill.

Note 2—PRO FORMA ADJUSTMENTS

Certain reclassifications have been made to conform LDI’s historical and pro forma amounts to DTS’ financial statement presentation.

The accompanying unaudited pro forma combined condensed consolidated financial statements have been prepared as if the merger was completed on December 31, 2004 for balance sheet purposes and as of January 1, 2004 for statements of operations purposes and reflect the following pro forma adjustments:

(a)   To reflect the cash portion of the purchase price of $9.6 million and the resulting decrease in interest income for the year ended December 31, 2004 of $125,000.

(b)   To establish amortizable intangible assets and non-amortizable goodwill and to write-off in-process research and development of $2.3 million acquired on acquisition.

(c)   To record $1.3 million of estimated direct acquisition costs, $1.0 million to accrued liabilities and $298,000 to prepaid assets for costs previously paid.

(d)   To adjust LDI’s deferred costs and related deferred revenue to its estimated net fair value.

(e)   To eliminate the accrual of $564,000 related to an obligation to issue shares immediately prior to the merger.

(f)    To eliminate the bridge loan from DTS to LDI of $1.3 million and eliminate the note payable to DTS for the same amount.

(g)   To eliminate the historical stockholders’ deficit of LDI of $3.6 million.

(h)   To adjust the provision for (benefit from) taxes to reflect the impact of the pro forma adjustments using the relevant statutory tax rate.

(i)    To reflect amortization of the amortizable intangible assets on a straight-line basis resulting from the acquisition. The weighted average life of amortizable intangible assets is approximately 10.4 years.

(j)    To record a deferred tax liability of $4.4 million related to identifiable intangible assets for $10.9 million.

(k)   To record deferred tax assets of $1.4 million related to the acquisition of LDI.

(l)    To eliminate costs of $150,000 incurred by LDI related to the acquisition by DTS.

There were no transactions between DTS and LDI during the periods presented.

The unaudited pro forma combined condensed provision for income taxes may not represent the amounts that would have resulted had DTS and LDI filed consolidated income tax returns during the periods presented.

Based on the finalization of the valuation and purchase price allocation, the pro forma adjustments may change from those presented in these pro forma combined condensed consolidated financial statements. A change in the value assigned to long-lived tangible and intangible assets and liabilities could result in a reallocation of the purchase price and a change in the pro forma adjustments. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

The statements of operations omit the charge for in-process research and development of $2.3 million recorded upon acquisition of LDI.